PRESS RELEASE

Available for Immediate Publication: November 5, 2007

Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
     David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
     Web Site www.ccow.com

CAPITAL CORP OF THE WEST
ISSUES $25 MILLION OF
TRUST PREFERRED SECURITIES

Merced, California, November 5, 2007 -Capital Corp of the West (NASDAQ: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today that its wholly owned subsidiary, County Statutory Trust IV, entered into a Placement Agreement with Keefe, Bruyette & Woods and FTN Financial Capital Markets for the placement of $25 million of  floating rate trust preferred securities.

The trust preferred securities will bear a floating interest rate equal to three-month LIBOR plus 3.25%.  After December 15, 2012, the Company will have the option to repay at par.

Dave Heaberlin, Chief Financial Officer of Capital Corp of the West, commented that:  “We are pleased to get this transaction completed.  This transaction provides sufficient capital to support our anticipated growth for the near term.”

The Company intends to use the proceeds of the trust preferred securities for general corporate purposes, to augment Tier 1 capital of the Company, and to support recent and future loan growth, as well as, replenish a portion of the capital expended in the recent cash acquisitions of Bay View Funding and the California branches of The California Stockmen’s Bank.

The information contained in this release is not intended as an offer to sell nor a solicitation of an offer to buy any securities of Capital Corp of the West, and is provided only for general information.

Capital Corp of the West, a bank holding company, is the parent company of County Bank, which has 30 years of service as “Central California’s Community Bank.”  County Bank now has forty-one branch offices serving the thirteen California counties of Fresno, Kings, Madera, Mariposa, Merced, Sacramento, San Bernardino, San Francisco, San Joaquin, Santa Clara, Stanislaus, Tulare and Tuolumne.  County Bank is the 40th largest insured depository institution in California with deposits of approximately $1.7 billion.  As of the latest FDIC data, County Bank has a 7.29% market share in the six Central California counties in which it has significant retail branches.  This ranks County Bank fifth out of forty-one financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or David Heaberlin, Chief Financial Officer, at (209) 725-7435.